Exhibit 10.2
Second Amended and Restated CST Supply Agreement
This Second Amended and Restated CST Supply Agreement (this “Agreement”) is entered into effective as of November 17, 2009 by and between INTERNATIONAL PAPER COMPANY, a New York corporation having its global headquarters located at 6400 Poplar Avenue, Memphis, Tennessee 38197 (“IP”), and ARIZONA CHEMICAL COMPANY, LLC, a Delaware limited liability company having its principal business office at 4600 Touchton Road East, Suite 1500, Jacksonville, Florida 32246 (“ACC”).
Whereas, IP produces Crude Sulfate Turpentine (“CST”);
Whereas, ACC uses the CST in its chemicals business;
Whereas, IP wishes to sell, and ACC wishes to purchase, all of IP’s output of CST, as further provided in this Agreement;
Whereas, the parties entered into a Supply Agreement (the “Original CST Agreement”) on November 1, 2001 with respect to the supply of CST by IP to ACC;
Whereas, the parties entered into an Amended and Restated CST Agreement (the “Amended CST Agreement”) on February 28, 2007 to amend, restate and supersede in its entirety the Original CST Agreement; and
Whereas, the parties hereby are entering into this Agreement to amend, restate and supersede in its entirety the Amended CST Agreement.
1.	Scope of Agreement.
1.1.	IP hereby agrees to sell, and ACC agrees to purchase, 100% of the output of CST produced by IP at the mills owned by IP identified on Schedule 1.1 that is attached hereto and made a part hereof; provided that, for the sake of clarity and notwithstanding anything in this Agreement that may be deemed to the contrary, in no event shall any provision in this Agreement require IP to produce any minimum quantities of CST at any such mills (whether individually or in the aggregate), and the parties agree that the volume of CST output will be subject to change, including, but not limited to, any such change that may arise as a result of any closure of or modification to any such mill(s) or the volumes and types of pulp and paper products produced therein, which shall in each case be at IP’s sole discretion.
1.2.	New Mill Option
(a)	In the event IP (or a wholly owned or, subject to Section 1.2(e), a majority owned subsidiary or other affiliate of IP (collectively with IP, “IP Entity”)) acquires (whether directly or indirectly by means of acquiring an interest in an entity or otherwise) control of a majority interest in, or constructs, a U.S. or foreign mill that produces CST, but which is not identified on Schedule 1.1 hereto (each, a

“New Mill”), ACC shall have an option exercisable in accordance with this Section 1.2 to (a) amend Schedule 1.1 hereto to include such New Mill, and (b) purchase 100% of the output of CST produced by the New Mill in accordance with the pricing and related volume provisions of this Agreement (a “New Mill Option”). For purposes of this Agreement, “affiliate” means, with any person, any other person directly controlling, controlled or under common control with such person. For the purposes of this Agreement, “Control” as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that person, whether through ownership of voting securities or otherwise.

(b)	Subject to compliance with the requirements of any confidentiality obligations or applicable law (including, without limitation, securities and exchange laws, regulations and rules), IP shall use reasonable commercial efforts to provide ACC with prompt written notice (a “New Mill Notice”) of the execution by IP (or a wholly owned subsidiary or, subject to Section 1.2(e), a majority owned subsidiary or other affiliate of IP) of a definitive agreement to acquire (whether directly or indirectly by means of acquiring an interest in an entity or otherwise) a New Mill, which New Mill Notice shall include the following information: (i) the identity of the New Mill, and (ii) to the extent known by IP (a) the annual output and quality of CST by such New Mill and (b) the existence and, to the extent not subject to confidentiality provisions, terms of any Conflicting Agreements (as defined herein); if IP does not know the quality of the CST produced by the New Mill, it can satisfy this information requirement by either providing samples to ACC or permitting ACC to send people to the New Mill for a brief due diligence visit, at IP’s option. In the event IP does not provide a New Mill Notice to ACC prior to the consummation of the acquisition of a New Mill, IP shall provide a New Mill Notice to ACC within 30 calendar days after the consummation of such an acquisition. In the event IP constructs a new mill, IP shall provide a New Mill Notice to ACC within 30 calendar days after the commencement of operations of the New Mill. To exercise a New Mill Option, ACC must provide written notice of such exercise to IP no later than 30 calendar days after the date of receipt of the New Mill Notice by ACC. ACC’s exercise notice with respect to a New Mill Option shall include an amended Schedule 1.1 that identifies the applicable New Mill. In the event the New Mill Notice did not contain all of the information required by Section 1.2(b)(ii) above, the 30-day exercise period shall not commence until IP provides the information in 1.2(b)(ii) above whether by information, sample or visit by ACC personnel. If ACC fails to provide written notice to IP of the exercise of a New Mill Option prior to the expiration of the aforementioned 30-day exercise period, the applicable New Mill Option with respect to the New Mill in question shall be deemed to have been irrevocably waived and terminated by ACC and such New Mill shall not be added to Schedule 1.1.

(c)	Notwithstanding the foregoing, if a New Mill is subject to an agreement for the sale of CST to a third party at the time the New Mill is acquired by IP (a “Conflicting Agreement”), then any New Mill Option exercised by ACC in accordance with this Section 1.2 shall not become effective as to the portion of output by such New Mill committed under the Conflicting Agreement until the Conflicting Agreement has expired or has been terminated in accordance with its terms. To the extent ACC properly exercises a New Mill Option in accordance with this Section 1.2, then IP shall exercise any right it may have with respect to the early termination of any Conflicting Agreement applicable to such New Mill and shall not exercise any right that it may have to extend the term of any such agreement, provided that in the event the exercise of any such termination right would require IP or any affiliate to make any additional payments or incur any penalties under such Conflicting Agreement, (i) IP shall promptly notify ACC that IP has such right and, to the extent not subject to confidentiality provisions, the terms thereof and (ii) IP shall not be obligated to exercise such termination right unless ACC, at its sole option, agrees that it will bear the cost and indemnify IP for any and all additional costs, payments, losses or penalties that arise out of such termination.

(d)	Upon the proper execution of a New Mill Option by ACC, authorized representatives of ACC and IP shall execute an amended Schedule 1.1 that identifies the New Mill that was the subject of such New Mill Option, including its pricing and volume designation.

(e)	Notwithstanding Section 1.2(a), the provisions of Sections 1.2(a)-(d) shall not apply to any New Mill acquired or constructed by a majority owned subsidiary or other affiliate of IP if IP does not have the unilateral right and authority to cause such New Mill to sell CST to ACC in accordance with this Agreement because such right and authority is subject to a veto, approval or other right or requirement applicable to the other owner(s) of such subsidiary, entity or affiliate. In addition, IP agrees that it will inform the controlling entity of any company or mill of which IP (or a wholly or majority owned subsidiary or other affiliate of IP) owns a non-controlling interest and the other owner(s) of a New Mill with such veto, approval or other right or requirement contemplated by the first sentence of this Section 1.2(e), as the case may be, that ACC buys CST from IP and that ACC may be interested in buying CST from such controlling entity or other owner(s). IP agrees to provide to ACC contact information needed for ACC to contact the controlling entity and the other owner(s) of a New Mill with such veto, approval or other right or requirement contemplated by the first sentence of this Section 1.2(e), as the case may be.
1.3.	In the event IP or its successor in interest sells or transfers its ownership interest in any mill identified on Schedule 1.1 during the term of this Agreement, IP or its successor in interest, as the case may be, will assign to the entity acquiring such mill, and IP or its successor in interest will cause such entity to enter into a written agreement pursuant to which that entity will assume, in each case on and as of the consummation of that sale or transfer, all of IP’s or such successor’s rights and obligations under this Agreement with respect to such mill, except that such entity acquiring such mill shall not be subject to section 1.2 hereof. Upon such assignment and assumption, IP or its successor in interest, as applicable, shall have no further obligations under this Agreement with respect to such mill.
2.	Term of Agreement.
2.1.	This Agreement shall commence on November 17, 2009 (the “Effective Date”) and shall continue in effect until terminated as provided herein.

2.2.	Either party may initiate the termination of this Agreement by providing written notice (the “Termination Notice”) to the other party at least five (5) years prior to (i) February 28, 2027 (the “Initial Termination Date”) or (ii) any subsequent 12-month anniversary of the Initial Termination Date. Such termination shall be effective on the Initial Termination Date or any such subsequent anniversary of the Initial Termination Date, as the case may be (the “Termination Effective Date”). Supplies of CST shall be gradually reduced during a five (5) year period ending on the Termination Effective Date (the “Transition Period”). Following either party’s receipt of a Termination Notice, the parties shall negotiate in good faith to agree upon an appropriate schedule for such gradual reduction during the Transition Period. If the parties are unable to agree on an appropriate schedule within sixty (60) days following a party’s receipt of a Termination Notice, the following reduction schedule shall apply: (a) during the first year of the Transition Period, IP shall be obligated to supply, and ACC shall be obligated to purchase, 100% of its output of CST at the mills supplying CST to ACC on the first day of the Transition Period; (b) during the second year of the Transition Period, IP shall be obligated to supply, and ACC shall be obligated to purchase, 90% of such amounts of CST; (c) during the third year of the Transition Period, IP shall be obligated to supply, and ACC shall be obligated to purchase, 80% of such amounts of CST; (d) during the fourth year of the Transition Period, IP shall be obligated to supply, and ACC shall be obligated to purchase, 60% of such amounts of CST and (e) during the fifth and final year of the Transition Period, IP shall be obligated to supply, and ACC shall be obligated to purchase, 40% of such amounts of CST.

2.3.	If ACC defaults in making any payment due hereunder, and if such default continues for sixty (60) days after written notification thereof, IP may immediately terminate this Agreement by written notice to that effect. Any such termination shall be without prejudice to the accrued rights of IP and to other rights and remedies for default. If ACC becomes bankrupt or insolvent or makes an assignment for the benefit of creditors, or a receiver is appointed to take charge of its property, IP may, upon written notice to ACC, require that all subsequent payments hereunder be made COD (cash on delivery) (i.e., this Agreement will not terminate upon ACC’s bankruptcy).

2.4.	In the event of a material breach by ACC of any provision of this Agreement other than a payment default that is subject to Section 2.3 hereof that has not been cured within forty-five (45) days of delivery of written notice thereof, IP may, at its option, (a) regard each shipment as a separate and independent sale on the terms and conditions applicable hereunder and enforce its rights under such separate and independent contract, or (b) immediately terminate this Agreement as regards further shipments and declare the obligations of ACC due forthwith for all previous shipments and ACC shall remain liable to IP for all loss and damage sustained by reason of any such breach or breaches. If the credit of ACC shall at any time in the judgment of IP become impaired, IP shall have the right to require adequate security, including payment in advance or upon delivery, before making further shipments.

2.5.	In the event of a material breach by IP of any provision of this Agreement that has not been cured within forty-five (45) days of delivery of written notice thereof, ACC may, at its option (a) regard each shipment as a separate and independent sale on the terms and conditions applicable hereunder and enforce its rights under such separate and independent contract, or (b) immediately terminate this Agreement as regards further shipments and declare the obligations of IP due forthwith for all previous shipments and IP shall remain liable to ACC for all loss and damage sustained by reason of any such breach or breaches.

2.6.	ACC agrees to indemnify IP against any cost, liability or damage incurred by IP as a result of any third party claim of infringement to the extent such claim arises out of any goods produced by ACC or the operation of any process by ACC incorporating the CST. IP agrees to indemnify ACC against any cost, liability or damage incurred by ACC as a result of any third party claim of infringement to the extent such claim arises out of the CST as supplied by IP to ACC, except to the extent that ACC owes IP a duty to indemnify pursuant to the first sentence of this paragraph.
3.	Purchase Price — CST
3.1.	From October 1, 2006 until the third anniversary thereof, (a) ACC shall pay IP for CST shipped to ACC from IP mills located in the U.S. a fixed price of $0.50 per gallon, and (b) ACC shall pay IP for CST shipped to ACC from IP mills located outside the U.S. a fixed price per gallon to be negotiated pursuant to the adjustment mechanism set forth on Schedule 3.1. Thereafter, ACC shall pay IP for CST shipped to ACC from IP mills located inside or outside the U.S. a fixed price per gallon to be adjusted every three (3) years during the term of this Agreement pursuant to the adjustment mechanism set forth on Schedule 3.1, provided that the price shall not be raised or lowered more than 20% as a result of any given adjustment.

3.2.	Prices for CST are FOB IP’s plant, freight collect. Payment shall be made by ACC within sixty (60) days of the date of invoice by IP for CST.

4.	Title to, and Risk of Loss of, the CST, etc.
4.1.	Title and risk of loss of the CST hereunder shall pass to ACC upon delivery of the CST to the carrier at the originating IP plant. CST shall be loaded onto tank cars provided by ACC. Tank truck shipments shall be made only with the approval of ACC, and shall be made using a carrier designated by ACC.
5.	Warranties/ Quality Adjustments
5.1.	ACC acknowledges that it alone has determined that the CST sold hereunder is suitable for its intended use. ACC assumes all risk and liability for results obtained in using the CST in ACC’s manufacturing or production process, whether used singly or in combination with other substances, including any hazardous substances.

5.2.	IP will confer regularly with ACC in an effort to supply CST of a quality satisfactory for ACC’s operations. IP will use reasonable efforts to supply CST in accordance with the specifications set forth on Schedule 5.2. IP MAKES NO WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, BY CONTRACT, STATUTE OR OTHERWISE, AND IP EXPRESSLY EXCLUDES AND DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
6.	Claims
6.1.	Any claim made by ACC with respect to CST delivered hereunder or non-delivery of CST may not exceed the amount of the purchase price thereof, exclusive of delivery costs, and such claim must be in writing and received by IP within ninety (90) days after delivery of such CST to ACC, or the date fixed for delivery (in the case of non-delivery), and unless a claim is so made, ACC shall have waived all claims in respect of such CST. CST that conforms to the specifications set forth in Schedule 5.2 shall not be returned to IP without IP’s prior permission, and then only in accordance with IP’s instructions. The remedies herein shall be the sole and exclusive remedies available to ACC under law or equity. ACC’S EXCLUSIVE REMEDY AND IP’S EXCLUSIVE LIABILITY FOR ANY AND ALL CLAIMS (INCLUDING ANY CLAIMS FOR INDEMNIFICATION) ARISING OUT OF IP’S PERFORMANCE HEREUNDER, OR FOR DELAYED DELIVERY OR NON-DELIVERY OF CST, WHETHER OR NOT SUCH LIABILITY IS BASED ON NEGLIGENCE, BREACH OF WARRANTY OR BREACH OF CONTRACT, SHALL BE LIMITED TO (A) RETURN OF THE PURCHASE PRICE OF THE CST WITH RESPECT TO WHICH SUCH CLAIM IS MADE (PLUS TRANSPORTATION COSTS, IF ANY, PAID BY ACC FOR SUCH CST) (B) AT IP’S OPTION IN THE CASE OF CST DELIVERED HEREUNDER, THE REPLACEMENT OF SUCH CST AT ACC’S DESTINATION OR (C) AT ACC’S OPTION IN THE CASE OF CST NOT DELIVERED HEREUNDER, SPECIFIC PERFORMANCE. IN NO EVENT SHALL ANY PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, WHETHER OR NOT CAUSED BY OR

RESULTING FROM THE NEGLIGENCE OF SUCH PARTY. No provision of this Agreement is intended or shall be construed to confer a benefit on any third party. No waiver of a breach of any provision of this Agreement shall constitute a waiver of any other breach or of such provision.

6.2.	No charge or expense incident to any claim will be allowed unless approved by IP.
7.	Taxes
ACC shall be responsible for all sales, use excise or other taxes or charges imposed upon the sale, production, or transportation of the CST sold hereunder (other than income taxes of IP or any successor owner of any mill set forth on Schedule 1.1), and IP may add such taxes or charges to the price of the CST sold hereunder.
8.	Force Majeure
If IP shall be unable or shall fail at any time to supply, or ACC shall be unable or shall fail to take, any or all of the CST as a consequence of fire, explosion, accident, labor trouble, strike, lockout, combination of workers, breakdown of plant or machinery (including transport), flood, drought, embargo, war, act of terrorism, riot, act of God or any public enemy, priorities, allocations or restrictions made by or adopted pursuant to request of governmental authority or any other action of governmental authority, inability to obtain supplies; or any other delay or failure or cause beyond the reasonable control of either party, whether or not of the kind stated above, during the period of and to the extent of such disability IP shall not be liable to ACC for failure to supply the CST ordered, nor shall ACC be liable to IP for failure to take such CST. Any reduction or suspension of deliveries or receipts of CST under this Agreement for any cause set forth above shall not constitute a breach of this Agreement, and on the removal or termination of the causes therefor during the term of this Agreement, deliveries shall be made and received except as above provided, at the specified rate, but deliveries or receipts omitted during the period of suspension shall be disregarded without liability to either party.
9.	Safety
ACC acknowledges that it has received documents, including IP’s Material Safety Data Sheets and product information bulletins, containing IP’s safety and health information concerning CST deliverable hereunder, that it has read and it understands such information, and that it agrees to comply with all applicable recommendations and warnings and use the CST delivered hereunder only in a manner consistent with all information included in such documents and to incorporate such information into its personnel safety programs. ACC shall inform its employees, contractors, agents and customers who may become exposed to such CST after delivery to ACC’s destination hereunder, of any hazards associated with CST, and of the proper storage, handling and use procedures for CST, disclosed in such documents or in additional documents which are transmitted to ACC during the term of this Agreement. ACC shall indemnify IP from and against any claims, damages, liabilities and expenses (including attorney’s fees) arising from ACC’s breach of the foregoing obligations.
10.	General
10.1.	All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) registered or certified U.S. mail, postage prepaid, return receipt requested; (c) internationally recognized overnight delivery service; or (d) by facsimile transmission (with confirmation) to the appropriate facsimile number set forth below (or at such other facsimile number for the party as shall have been previously specified in writing to the other party) with follow-up copy by internationally recognized overnight courier service the next business day. Notices shall be sent to the appropriate party at its address given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):
If to IP:
International Paper Company
6400 Poplar Avenue
Memphis, Tennessee 38197
Fax No.: (901) 214-0826
Attention: Vice President — Global Sourcing
with a copy to:
International Paper Company
6400 Poplar Avenue
Memphis, Tennessee 38197
Fax No.: (901) 419-4958
Attention: General Counsel
If to ACC to:
Arizona Chemical Company, LLC
4600 Touchton Road East
Suite 1500
Jacksonville, FL 32246
Fax No.: +1 904 928 8687
Attention: Director Global Procurement
with a copy to:
Arizona Chemical Company, LLC
4600 Touchton Road East
Suite 1500
Jacksonville, FL 32246

Fax No.: +1 904 928 8672
Attention: General Counsel
All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. (New York City time) and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.
10.2.	The validity, interpretation and performance of this agreement shall be governed by the laws of the State of New York, without reference to its principles of conflicts of laws, and the parties hereby submit to the exclusive jurisdiction of the State and Federal Courts of New York for the adjudication of any lawsuit arising out of or relating to this Agreement. The parties shall endeavor to resolve any dispute arising out of or relating to this Agreement by non-binding mediation in New York, New York. Unless otherwise agreed, the parties will select a mediator who is a former State or Federal judge, and the fees and expenses of the mediator will be borne one-half by each of the parties hereto.

10.3.	The failure of any party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights, but the same shall continue and remain in full force and effect.

10.4.	None of the parties shall assign its rights, delegate or sublet its performance in whole or in part under this Agreement without the prior written consent of the other parties. Any attempted assignment or delegation without prior written consent shall be void and shall constitute a breach of this Agreement, provided, however, that IP shall assign to any entity owning any of the mills identified on Schedule 1.1 all rights or obligations under this Agreement with respect to such mill in compliance with Section 1.3 hereof.

10.5.	Effective on its Effective Date, this Agreement supersedes and cancels any agreement written or oral among the parties heretofore made with respect to CST. If any provision hereof is found by a mediator, court, public authority or any other person or body of competent jurisdiction to be in violation of any law or rule, order or regulation issued, adopted or promulgated by any governmental body, such finding of violation shall not affect the validity and enforceability of the other provisions of this Agreement, and each party shall be excused from performance of such provision to the extent necessary to bring an end to such violation. IP and ACC shall use commercially reasonable efforts promptly to reach agreement on the amendments to this Agreement necessary to bring the provision so found to be in violation into compliance with such law, rule, order or regulation and, insofar as possible, reflect the commercial intent of such provision.

10.6.	This Agreement contains the entire understanding among ACC and IP for the purchase and sale of CST and the same shall not be modified by acceptance by IP of any purchase order or other document issued by ACC. Neither this Agreement nor any subsequent agreement amending or supplementing this Agreement shall be binding on the parties hereto unless and until it has been signed on each such party’s behalf by their respective duly authorized representatives, and commencement of performance hereunder or under any such subsequent agreement shall not constitute a waiver of this requirement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date set forth below.
INTERNATIONAL PAPER COMPANY

By: Name:	/s/ C. Cato Ealy C. Cato Ealy
Title:	Senior Vice President

Date: November 17, 2009

ARIZONA CHEMICAL COMPANY

By: Name:	/s/ Cornelis Verhaar Cornelis Verhaar
Title:	President Chief Executive Officer
Date: 17 November 2009
Signature Page to Amended and Restated CST Supply Agreement

Schedule 1.1
International Paper Company Pulp Mills

☐	International Paper Mills Located in the following US Cities:

-	Augusta, GA
-	Cantonment (Pensacola), FL
-	Courtland, AL
-	Campti, LA (Red River Mill) (a)
-	Eastover, SC
-	Franklin, VA (b)
-	Georgetown, SC
-	Mansfield, LA
-	Pine Hill, AL (a)
-	Pineville, LA (b)
-	Prattville, AL
-	Riegelwood, NC
-	Riverdale, AL
-	Savannah, GA
-	Texarkana, TX
-	Valliant, OK (a)
-	Vicksburg, MS

☐	Non-US Mills:

-	Kwidzyen, Poland
-	Svetagorsk, Russia

(a)	Delivery to commence in accordance with the terms of this Agreement on July 1, 2010.

(b)	Per IP’s October 22, 2009 announcement, these mills are closing late 2009/early 2010.

Schedule 5.2
Quality Specifications

A-1 Crude Sulfate Turpentine	–	Free of separated moisture, emulsion or sludge — Max shipment acceptance 2.0%
	–	Density of 7.2 pounds per gallon @60 Deg. F.
	–	<10,000 ppm Sulfur
Tank Truck and Tank Car Weights(1) Minimum 97% of Maximum Allowable Gross Wt.

(1)	Excess freight charges resulting from underweight loads will be charged back to the shipping mill